Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2010 Long Term Stock Incentive Plan of Polo Ralph Lauren Corporation of our reports dated June 2, 2010, with respect to the consolidated financial statements of Polo Ralph Lauren Corporation and the effectiveness of internal control over financial reporting of Polo Ralph Lauren Corporation included in its Annual Report (Form 10-K) for the year ended April 3, 2010, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York
September 27, 2010